Exhibit 2.2
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
This First Amendment to Purchase and Sale Agreement (this “First Amendment”), dated December 13, 2022 (the “First Amendment Execution Date”), is by and between Midland-Petro D.C. Partners, LLC, a Texas limited liability company, and Collegiate Midstream, a Texas limited liability (each, a “Seller Party,” and collectively, “Seller”), and Northern Oil and Gas, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may be referred to collectively as the “Parties” and individually as a “Party.” Unless otherwise indicated, capitalized terms used herein shall have the meaning set forth in the NOG PSA (defined below).
WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement, dated October 18, 2022, whereby Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Assets, in the manner and upon the terms set forth therein (the “NOG PSA”); and
WHEREAS, Seller and U.S. Energy Development Corporation (“USEDC”) have entered into that certain Purchase and Sale Agreement dated December 13, 2022 (the “USEDC PSA”), whereby Seller has agreed to sell to USEDC, and USEDC agreed to purchase from Seller, an undivided interest in the properties comprising the Assets, in the manner and upon the terms and conditions set forth therein; and
WHEREAS, Buyer consents to the transactions contemplated by the USEDC PSA; and
WHEREAS, the Parties desire to enter into this First Amendment in order to evidence Buyer’s consent to Seller’s consummation of the transactions contemplated by the USEDC PSA and to amend certain provisions of the NOG PSA to address and accommodate the transactions contemplated by the USEDC PSA;
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I. CONSENT AND CERTAIN AMENDMENTS
1.    Buyer’s Consent. Buyer hereby consents to Seller’s consummation of the transactions contemplated by the USEDC PSA, as in effect on the First Amendment Execution Date, including, without limitation, Seller’s execution, delivery and performance of the JOA and the other USEDC Transaction Documents.
2.    Section 2.2 of the NOG PSA (Excluded Assets) is hereby amended by adding the following subsections:
“(t) all rights under the USEDC PSA and the USEDC Transaction Documents;     and
(u) the F&D Agreement.”
3.    In Section 16.9 of the NOG PSA (Notices) the email address “david@aringtonoil.com” is corrected to “david@arringtonoil.com.”
4.    Exhibit H of the NOG PSA (Form of Joint Operating Agreement) is hereby deleted in its entirety and replaced with the Form of Joint Operating Agreement attached to this First Amendment as Exhibit A.
5.    Schedule 2.2 of the NOG PSA (Excluded Assets) is hereby amended by adding the following contract thereto:
“Services Agreement dated March 28, 2018, among Bishop Operating Company, LLC, Permian Deep Rock Oil Company, LLC, MPDC Parent Holdings, LLC, Midland-Petro D.C. Partners, LLC, and, solely for the purposes of Article VII, Article IX, Sections 10.2 and 10.7, HPS Investment Partners, LLC.”
6.    Schedule 8.5 of the NOG PSA (Consents) is hereby amended by deleting the following contract therefrom:
“Services Agreement dated March 28, 2018, among Bishop Operating Company, LLC, Permian Deep Rock Oil Company, LLC, MPDC Parent Holdings, LLC, Midland-Petro D.C. Partners, LLC, and, solely for the purposes of Article VII, Article IX, Sections 10.2 and 10.7, HPS Investment Partners, LLC.”

7.    Schedule 8.8(a) of the NOG PSA (Material Contracts) is hereby amended by deleting the following contract therefrom:
“Services Agreement dated March 28, 2018, among Bishop Operating Company, LLC, Permian Deep Rock Oil Company, LLC, MPDC Parent Holdings, LLC, Midland-Petro D.C. Partners, LLC, and, solely for the purposes of Article VII, Article IX, Sections 10.2 and 10.7, HPS Investment Partners, LLC.”
8.    The following definitions are added, in alphabetical order, to Appendix I of the NOG PSA:
a.    “USEDC PSA” means that certain Purchase and Sale Agreement dated December 13, 2022, by and between Seller and U.S. Energy Development Corporation.

b.    “USEDC Transaction Documents” means the Transaction Documents as such term is defined in the USEDC PSA.
ARTICLE II. CERTAIN ADDITIONAL AMENDMENTS OF AGREEMENT
1.    Subject to and contingent upon the “Closing” (as such term is defined in the USEDC PSA) of the purchase and sale contemplated in the USEDC PSA (the “Condition Precedent”), the NOG PSA is hereby amended as provided in this Article II. The provisions of this Article II shall become effective if and only if the Condition Precedent is satisfied without further action by the Parties and as of the date that the Condition Precedent is satisfied; provided, however, that if “Closing” (as such term is defined in the NOG PSA) occurs prior to “Closing” (as such term is defined in the USEDC PSA), the provisions of this Article II shall be null and void and of no force and effect.
2.    Section 13.3(d) of the NOG PSA is hereby deleted in its entirety and replaced with the following:
Buyer shall deliver to Seller, to the account designated in the funds flow memorandum, by direct bank or wire transfer in same day funds, the Preliminary Adjusted Purchase Price less the Deposit, less the (i) Payoff Amount as set forth in Section 13.3(l) and (ii) the amount of the Acceleration Payment as set forth in the Reversion Statement furnished by Seller to Buyer in accordance with Section 13.3(k), in each case, as set forth in the funds flow memorandum.
3.    Section 13.3(i) of the NOG PSA is hereby deleted in its entirety and replaced with the following:
Seller shall deliver to Buyer, or cause to be delivered to Buyer, executed terminations and executed, acknowledged and recordable releases, in forms reasonably acceptable to Buyer, of all mortgage liens, security interests and financing statements, in each case, that secure indebtedness for borrowed money by Seller or any of its Affiliates, including the Existing Indebtedness (including, for the avoidance of doubt, copies of recordable releases of any indebtedness for borrowed money under the Existing Indebtedness that is paid in part or in full on or before the anticipated Closing Date) of Seller and joint operating agreement (or similar) liens to the extent securing obligations under the F&D Agreement, and, if applicable, authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such liens to the extent encumbering the Assets;

4.    Section 13.3(k) of the NOG PSA is hereby deleted in its entirety and replaced with the following:
Seller shall deliver to Buyer, at least three (3) Business Days prior to Closing, (A) customary payoff letters in form and substance reasonably satisfactory to Buyer, which shall reflect the amount necessary to pay in full and terminate the indebtedness and other obligations under the Note Purchase Agreement (the “Credit Payoff Letters”); and (B) a copy of the Reversion Statement setting forth the amount of the Acceleration Payment to be paid at Closing, including in such computation the Hedge Termination Estimates, and, subject to Buyer’s payment of such amount, if any, pursuant to Section 13(m), Seller shall deliver to Buyer, at Closing, to the extent not previously released in connection with the closing under the USEDC PSA, duly executed, acknowledged and recordable releases of all Encumbrances, if any, under any trust, mortgage, fixture filing, security agreements and financing statements made by or with respect to Seller or any of its Affiliates securing Existing Indebtedness under the Note Purchase Agreement, the F&D Agreement or Hedges affecting the Assets, including providing in accordance with the terms of the F&D Agreement (i) an executed original counterpart of the “Reversion Assignment” (as such term is defined in the F&D Agreement) and (ii) recordable lien releases of any precautionary mortgages and/or financing statements recorded in connection with the F&D Agreement and any other releases contemplated under the F&D Agreement upon a Reversion (as such term is defined in the F&D Agreement). Seller shall use commercially reasonable efforts to ensure that such Credit Payoff Letters and Reversion Statement shall (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Existing Indebtedness under, respectively, the Note Purchase Agreement and F&D Agreement as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and an acknowledgement of the funds flow memorandum and the sources and uses described therein and (iii) confirm the satisfaction, release and discharge of, respectively, the Existing Indebtedness under the Note Purchase Agreement and the obligations under the F&D Agreement by such lenders and the release of all Encumbrances thereunder, if any, upon the Assets, upon the payment of such amount in accordance with the payment instructions;
5.    Section 13.3(l) of the NOG PSA is hereby deleted in its entirety and replaced with the following:
(i) Seller shall deliver to the lenders under the Note Purchase Agreement in accordance with the funds flow memorandum, to the account(s) designated by the counterparty in each Credit Payoff Letter, as applicable, by direct bank or wire transfer in immediately available funds, the amount equal to the excess of the net cash proceeds received by Seller at the closing of the USEDC PSA after giving effect to the payment by Sellers in connection with such closing of the outstanding principal balance and accrued and unpaid interest and any fees and costs under the Revolving Credit Agreement; and (ii) Buyer shall deliver to the lenders under the Note Purchase Agreement and to Andros as the Acceleration Payment under the F&D Agreement, in each case in accordance with the funds flow memorandum, to the account(s) designated by the counterparty in each Credit Payoff Letter, as applicable, or, in the case of the payment to Andros, the account of Andros specified in the Reversion Statement, in each case by direct bank or wire transfer in immediately available funds, the amount necessary (A) (after taking into account the funds wired pursuant to clause (i) and pursuant to Section 13.3(r)) to pay in full and terminate the Note Purchase Agreement as of the Closing as set forth in the funds flow memorandum; and (B) to pay in full the Acceleration Payment in accordance with the F&D Agreement as shall be set forth in the funds flow memorandum and to cause the Reversion to occur concurrently with such payment of such Acceleration Payment in order to terminate on the first day of the calendar month following the Reversion (such amount, collectively, the “Payoff Amount”);
5.    Section 13.3(m) of the NOG PSA is hereby deleted in its entirety and replaced with the following:
Seller shall deliver to Buyer a recordable memorandum of the F&D Agreement (such memorandum in a form reasonably acceptable to Buyer) executed and acknowledged by all parties to the F&D Agreement evidencing the termination and release of all obligations thereunder;

6.    The following definition is hereby deleted from Appendix I and replaced with the following:
    “Payoff Amount” has the meaning assigned to such term in Section 13.3(l).
7.    The following definitions are added, in alphabetical order, to Appendix I of the NOG PSA:
a.    “Acceleration Payment” has the meaning assigned to such term in the F&D Agreement.
b.    “Andros” means Andros Permian LLC.

c.    “Hedge Termination Estimates” has the meaning assigned to such term in the F&D Agreement.
d.    “Reversion Statement” shall have the meaning assigned to such term in the F&D Agreement and shall be in the form furnished by Seller to Buyer in accordance with Section 13.3(k).
ARTICLE III. REPRESENTATIONS AND MISCELLANEOUS
1.    Seller’s Representations. Seller hereby represents to Buyer that (a) the execution, delivery and performance by each Seller Party of this First Amendment has been duly and validly authorized and approved by all necessary action on the part of such Seller Party; (b) this First Amendment the valid and binding obligation of each Seller Party and enforceable against each Seller Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)and (c) Seller has provided to Buyer a true and complete copy of the USEDC PSA, including all material amendments, supplements and modifications thereto as of the First Amendment Execution Date, except that the following redactions were made to the copy of the USEDC PSA provided to Buyer: the “Purchase Price,” as defined in the USEDC PSA, and Exhibit F (Allocated Values) to the USEDC PSA were redacted.
2.    Buyer’s Representations. Buyer hereby represents to Seller that (a) the execution, delivery and performance by Buyer of this First Amendment has been duly and validly authorized and approved by all necessary action on the part of Buyer; and (b) this First Amendment is the valid and binding obligation of Buyer and enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.    Miscellaneous. This First Amendment is entered into in connection with the NOG PSA and any reference to the NOG PSA shall be a reference to the NOG PSA as amended by this First Amendment. The Parties hereby ratify and confirm the terms and provisions of the NOG PSA, as amended hereby, for all purposes. In the event of a conflict between the terms of this First Amendment and the terms of the NOG PSA, the terms of this First Amendment shall control. The provisions of Article 16 (other than Sections 16.2 through 16.6, 16.8, 16.11 and 16.21) of the NOG PSA are incorporated herein by reference, mutatis mutandis.
[Signature Page to Follow]

IN WITNESS WHEREOF, this First Amendment has been signed by each of the Parties as of the date set forth above, but effective as of the Effective Date.

SELLER:
MIDLAND-PETRO D.C. PARTNERS, LLC

/s/ David H. Arrington
Name:	David H. Arrington
Title:	Manager

COLLEGIATE MIDSTREAM, LLC

/s/ David H. Arrington
Name:	David H. Arrington
Title:	Manager

BUYER:
NORTHERN OIL AND GAS, INC.

/s/ Nicholas O’Grady
Name:	Nicholas O’Grady
Title:	Chief Executive Officer

[Signature Page to First Amendment to the PSA]